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                            STOCK PURCHASE AGREEMENT

                                  by and among

                            LIBRA INVEST & TRADE LTD.
                                    (Buyer),

                                 SIGNAL LANDMARK
                                    (Seller),

                          KOLL REAL ESTATE GROUP, INC.
                                    (Parent)

                                       and

                           LAKE SUPERIOR LAND COMPANY

                             dated December 17, 1993

- -------------------------------------------------------------------------------

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                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE I

PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . . . . . . . . .        2
     Section 1.1    Purchase and Sale . . . . . . . . . . . . . . . . .        2
     Section 1.2    Closing . . . . . . . . . . . . . . . . . . . . . .        2
     Section 1.3    Purchase Price  . . . . . . . . . . . . . . . . . .        2
     Section 1.4    Sale of the KREG Shares . . . . . . . . . . . . . .        3
     Section 1.5    Contingent Payments . . . . . . . . . . . . . . . .        5

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT
AND SELLER WITH RESPECT TO THE COMPANY. . . . . . . . . . . . . . . . .       10
     Section 2.1    Organization  . . . . . . . . . . . . . . . . . . .       11
     Section 2.2    Authority, Binding Effect . . . . . . . . . . . . .       11
     Section 2.3    Financial Information; Absence of
                    Material Adverse Changes  . . . . . . . . . . . . .       13
     Section 2.4    Title . . . . . . . . . . . . . . . . . . . . . . .       15
     Section 2.5    Franchises, Licenses, Agreements, etc.. . . . . . .       17
     Section 2.6    Consents. . . . . . . . . . . . . . . . . . . . . .       17
     Section 2.7    Actions Pending . . . . . . . . . . . . . . . . . .       18
     Section 2.8    Collective Bargaining Agreements  . . . . . . . . .       18
     Section 2.9    Employee Benefit Plans; ERISA . . . . . . . . . . .       18
     Section 2.10   Environmental Matters . . . . . . . . . . . . . . .       25
     Section 2.11   Capitalization  . . . . . . . . . . . . . . . . . .       28
     Section 2.12   Subsidiaries  . . . . . . . . . . . . . . . . . . .       28
     Section 2.13   Bank Accounts . . . . . . . . . . . . . . . . . . .       29
     Section 2.14   Tax Returns and Payments  . . . . . . . . . . . . .       29
     Section 2.15   Governmental Approvals  . . . . . . . . . . . . . .       30
     Section 2.16   Easements . . . . . . . . . . . . . . . . . . . . .       30

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . .       30
     Section 3.1    Organization  . . . . . . . . . . . . . . . . . . .       31
     Section 3.2    Authority, Binding Effect . . . . . . . . . . . . .       31
     Section 3.3    Consents  . . . . . . . . . . . . . . . . . . . . .       32
     Section 3.4    Title . . . . . . . . . . . . . . . . . . . . . . .       32
     Section 3.5    Investment Representation . . . . . . . . . . . . .       33
     Section 3.6    Actions Pending . . . . . . . . . . . . . . . . . .       34
     Section 3.7    No Reliance . . . . . . . . . . . . . . . . . . . .       34
     Section 3.8    Environmental Matters . . . . . . . . . . . . . . .       35
     Section 3.9    Governmental Approvals  . . . . . . . . . . . . . .       35

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND
SELLER WITH RESPECT TO SELLER . . . . . . . . . . . . . . . . . . . . .       36
     Section 4.1    Organization  . . . . . . . . . . . . . . . . . . .       36
     Section 4.2    Authority, Binding Effect . . . . . . . . . . . . .       36
     Section 4.3    Consents  . . . . . . . . . . . . . . . . . . . . .       37
     Section 4.4    Title to Shares . . . . . . . . . . . . . . . . . .       38
     Section 4.5    Actions Pending . . . . . . . . . . . . . . . . . .       38

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT. . . . . . . . . . . . . . . .       39
     Section 5.1    Organization  . . . . . . . . . . . . . . . . . . .       39
     Section 5.2    Authority, Binding Effect . . . . . . . . . . . . .       39
     Section 5.3    Consents  . . . . . . . . . . . . . . . . . . . . .       40
     Section 5.4    Actions Pending . . . . . . . . . . . . . . . . . .       41
     Section 5.5    Fairness Opinion  . . . . . . . . . . . . . . . . .       41

ARTICLE VI

COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . .       42
     Section 6.1    Experts . . . . . . . . . . . . . . . . . . . . . .       42
     Section 6.2    Settlement Accounts . . . . . . . . . . . . . . . .       42
     Section 6.3    Management Services . . . . . . . . . . . . . . . .       43

ARTICLE VII

DELIVERIES AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .       44
     Section 7.1    Deliveries by Seller  . . . . . . . . . . . . . . .       44
     Section 7.2    Deliveries by Buyer . . . . . . . . . . . . . . . .       46

ARTICLE VIII

INDEMNIFICATION     . . . . . . . . . . . . . . . . . . . . . . . . . .       47
     Section 8.1    Indemnification . . . . . . . . . . . . . . . . . .       47
     Section 8.2    Defense of Claims . . . . . . . . . . . . . . . . .       51
     Section 8.3    Letter Agreement Payment  . . . . . . . . . . . . .       55
     Section 8.4    Tax Returns . . . . . . . . . . . . . . . . . . . .       55
     Section 8.5    Tax Refunds . . . . . . . . . . . . . . . . . . . .       57
     Section 8.6    Services Indemnity. . . . . . . . . . . . . . . . .       57
     Section 8.7    Termination of Tax Sharing Agreements . . . . . . .       58

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ARTICLE IX

MISCELLANEOUS PROVISIONS AND AGREEMENTS . . . . . . . . . . . . . . . .       58
     Section 9.1    Confidentiality . . . . . . . . . . . . . . . . . .       58
     Section 9.2    Expenses  . . . . . . . . . . . . . . . . . . . . .       58
     Section 9.3    Notices . . . . . . . . . . . . . . . . . . . . . .       59
     Section 9.4    Amendments; Termination . . . . . . . . . . . . . .       61
     Section 9.5    Assignment. . . . . . . . . . . . . . . . . . . . .       61
     Section 9.6    Entire Agreement  . . . . . . . . . . . . . . . . .       61
     Section 9.7    Applicable Law  . . . . . . . . . . . . . . . . . .       62
     Section 9.8    Survival  . . . . . . . . . . . . . . . . . . . . .       62
     Section 9.9    Further Assurances. . . . . . . . . . . . . . . . .       63
     Section 9.10   Brokers . . . . . . . . . . . . . . . . . . . . . .       64
     Section 9.11   Provision of Services . . . . . . . . . . . . . . .       64
     Section 9.12   Wage Reporting  . . . . . . . . . . . . . . . . . .       65
     Section 9.13   Unemployment Compensation . . . . . . . . . . . . .       66


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                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of December 17, 1993 (together with the annexes, exhibits and schedules hereto, this "Agreement"), among Libra Invest & Trade Ltd., a corporation organized under the laws of the British Virgin Islands ("Buyer"), Signal Landmark, a California corporation ("Seller"), Koll Real Estate Group, Inc. (formerly named The Bolsa Chica Company), a Delaware corporation ("Parent"), and Lake Superior Land Company, a Delaware corporation (the "Company").

     Buyer desires to purchase all of the outstanding shares of common stock of the Company and Seller desires to sell such shares to Buyer on the terms and conditions hereinafter set forth.

     The definitions of certain initially capitalized terms used herein are set forth in Annex A hereto.

     In consideration of the premises and of the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF SHARES

     Section 1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer and convey to Buyer, and Buyer will purchase from Seller, 1,000 shares (the "Shares") of common stock, par value $1.00 per share ("Common Stock"), of the Company, representing all of the outstanding equity securities of the Company, for the Purchase Price (as defined in Section 1.3).

     Section 1.2 CLOSING. Subject to the conditions set forth herein, the purchase and sale of the Shares pursuant to this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom, at 7:00 P.M., New York time, on the date hereof (the "Closing Date").

     Section 1.3  PURCHASE PRICE.

     In consideration for the sale, transfer and conveyance of the Shares to Buyer by Seller, Buyer will deliver to Seller the following (the "Purchase Price"):

     (a) all of Buyer's right, title and interest in and to the Senior Debentures; and

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     (b)  payment in an amount equal to the net proceeds from the sale by Buyer of the KREG Shares in accordance with Section 1.4 hereof; and

     (c) the Contingent Payments, if any, paid at the times and calculated as specified in Section 1.5 hereof.

     Section 1.4 SALE OF THE KREG SHARES. Buyer will, after the Closing Date, commence the sale, through orderly open market or private placement transactions, of 3,395,482 shares (the "KREG Shares") of the Class A common stock, par value $.05 per share, of Seller ("KREG Common Stock"). On the Closing Date, Buyer will deposit the KREG Shares with Smith Barney Shearson Inc. ("Smith Barney"), which will execute sales thereof and will distribute the proceeds of such sales in accordance with the terms of the Custody Agreement in the form attached hereto as Exhibit A. Parent will cause the sale of all KREG shares to occur on or before December 17, 1996 and, Parent will at its own expense in connection with any public sale of the KREG Shares, either register such KREG Shares for public sale under the Securities Act of 1933, as amended (the "Act"), and under appropriate state securities laws (the "Blue Sky Laws") or provide an

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opinion of counsel reasonably acceptable to both Seller and Smith Barney that such registrations are not required. In connection with any such registrations or any sale, whether publicly or privately, Parent will indemnify Buyer, any controlling person of Buyer or any person who is or will be an underwriter as such term is defined in the Act as provided in Exhibit B. Notwithstanding anything to the contrary in this Agreement, Parent shall pay and be responsible for, and indemnify, defend and hold harmless Buyer from and against,

               (i) any Taxes asserted against or imposed upon Buyer, and any Indemnifiable Losses attributable to such Taxes as a result of or in connection with the sale of the KREG shares described in this Section 1.4; and

               (ii) any fees, costs or other expenses, including reasonable attorneys' fees and expenses, incurred by Buyer or the Company primarily as a result of Buyer's ownership of the KREG Shares; provided that Parent and Seller shall in no event be liable for any fees, costs or other expenses which aggregate in excess of $20,000.

     Section 1.5 CONTINGENT PAYMENTS. (a) In the event that Buyer, at any time during the 15 year period following the Closing Date, in any transaction or series of transactions, (i) sells any of the Shares, (ii) permits the Company to sell all or substantially all of its assets, or (iii) receives cash or assets from the Company by way of management or consulting fees or overhead allocations in excess of $350,000 (such amounts up to and including $350,000 per annum, "Allowable Fees"), in sale/lease-back transactions, financings that are nonrecourse to Buyer or its Affiliates that are secured by any assets of the Company, or otherwise (each a "Triggering Event"), then Buyer will pay to Seller an amount (each a "Contingent Payment") equal to (A) one-half of the difference between (1) the cumulative total Net Proceeds from all Triggering Events (the "Buyer Net Proceeds") and (2) the product of (a) $16 million and (b) 1.20 raised to the power equal to the quotient obtained by dividing (y) the number of days that have elapsed between the Closing Date and the date of the Triggering Event by (z) 360, less (B) the cumulative amount of Contingent Payments previously paid to Seller by Buyer; PROVIDED, HOWEVER, that no Contingent Payment will be re-

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quired unless the application of the foregoing equation (the "Contingent Payment
Equation") equals an amount greater than zero.

     (b) In the event that any Triggering Event occurs during the twelve month period following the Closing Date with (i) any Affiliate of Buyer or (ii) any Prior Affiliate of Seller (individually or collectively an "Affiliate Transaction"), the terms of which (including price) will in all events be at the sole discretion of Buyer, Buyer will pay to Seller an amount equal to the greater of (1) $2.5 million or (2) the amount, in the form of consideration received by Buyer, of the Contingent Payment calculated in accordance with the Contingent Payment Equation; PROVIDED, HOWEVER, that for purposes of this
Section 1.5(b), Buyer Net Proceeds shall include only Buyer's pro-rata share (calculated, without double counting, as a percentage equal to Buyer's percentage ownership interest in all relevant Affiliates or, if Buyer has no ownership interest in any such Affiliate, calculated, without double counting, as a percentage equal to such Affiliate's percentage ownership in Buyer) of the cumulative total Net Proceeds from such Affiliate Transaction.

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     (c)  In the event that, during the period expiring on the later of (i)
twelve months after the Closing Date or (ii) six months after the latest Affiliate Transaction occurring during the twelve month period immediately following the Closing Date, a transaction or series of transactions occurs which would be a Triggering Event (each a "Subsequent Transaction"), Buyer will pay Seller an amount equal to the difference between (1) the Contingent Payment calculated in accordance with the Contingent Payment Equation, except that for purposes of this Section 1.5(c), the term "Buyer Net Proceeds" as used in the Contingent Payment Equation shall equal the sum of (A) the cumulative total Net Proceeds from the intervening Affiliate Transactions, plus (B) Buyer's pro-rata share (calculated as a percentage equal to Buyer's percentage ownership interest in all relevant Affiliates or, if Buyer has no ownership interest in any Affiliate, calculated as a percentage equal to such Affiliate's percentage ownership interest in Buyer) of the cumulative Net Proceeds to Buyer and its Affiliates from the Subsequent Transaction and (2) the amount of the Contingent Payment required pursuant to Section 1.5(b) resulting from the intervening Affiliate Transactions; PROVIDED,

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HOWEVER, that no payment will be required unless the application of the foregoing equation equals an amount greater than zero.

     (d) In the event the Net Proceeds consist entirely of U.S. legal tender or U.S. legal tender equivalents (collectively, "Cash Consideration"), payments made pursuant to this Section 1.5 will be made by or on behalf of Buyer by wire transfer of immediately available funds to an account designated by Seller, not later than two Business Days after the Triggering Event, Affiliate Transaction or Subsequent Transaction, as the case may be.

     (e) In the event the Net Proceeds consist, in whole or in part, of consideration other than Cash Consideration, the following payment procedures will apply:

               (i) Buyer will provide Seller a written statement (the "Valuation Statement"), no later than ten Business Days after receipt of the Net Proceeds, setting forth a description of the non-Cash Consideration portion of the Net Proceeds and specifying the fair market value attributable thereto. Seller will, within ten Business Days of receipt of the Valuation

          Statement, deliver to Buyer, in writing, its objections (the "Seller Objections"), if any, to the Valuation Statement. If Seller timely delivers the Seller Objections to Buyer, Buyer and Seller will promptly enter into discussions for the purpose of resolving in good faith the Seller Objections. In the event that Seller and Buyer are unable to resolve the Seller Objections on mutually agreeable terms within fifteen Business Days from the date of delivery of the Seller Objections to Buyer, all unresolved Seller Objections will be submitted to Houlihan Lokey Howard & Zukin, or, if such firm is unavailable, such other firm as the parties hereto may mutually agree upon in writing (the "Designated Firm"). The Designated Firm will determine appropriate valuations of any disputed items on the basis of valuation methods deemed reasonable and appropriate by such Designated Firm. The costs of the Designated Firm will be borne equally by the parties.

               (ii) The Valuation Statement will be deemed final and binding upon Buyer and Seller upon the earliest to occur of the following (the "Final Valuation Statement Date"): (1) Seller and Buyer mutually resolve the issues raised by timely delivered Seller Objections, (2) the issues raised by the timely delivered Seller Objections are resolved by the Designated Firm or (3) the close of business on the tenth Business Day following delivery of the Valuation Statement to Seller if Seller has not, prior to such time, provided any Seller Objections.

               (iii) Within two Business Days of the Final Valuation Statement Date, Buyer will pay to Seller the Contingent Payment, at Buyer's option, (1) in the form of consideration of the Net Proceeds, (2) by wire transfer of immediately available funds to an account designated by Seller or (3) any combination of (1) or (2).

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                     AND SELLER WITH RESPECT TO THE COMPANY

     Parent and Seller jointly and severally represent and warrant to Buyer that:

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     Section 2.1  ORGANIZATION.   The Company is a corporation duly organized
and validly existing in good standing under the laws of the State of Delaware with the corporate power to own its assets and carry on the business conducted by it as now conducted. The Company is duly qualified or registered for the transaction of business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required, except in any such jurisdictions in which the failure so to qualify or be registered would not have a material adverse effect on the business, property or assets, condition or operations of the Company or on the ability of Parent, Seller or the Company to perform their respective obligations under this Agreement or the Ancillary Agreements (a "Material Adverse Effect"). Complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof, have been delivered to Buyer.

     Section 2.2 AUTHORITY, BINDING EFFECT. The Company has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements. Such execution, delivery and performance have been duly authorized by all necessary action on the

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part of the Company, and do not and will not contravene the Certificate of
Incorporation or By-Laws of the Company or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, or result in the creation or imposition of any Lien upon any of the Shares or any Assets other than, with respect to the Assets only, Permitted Liens, pursuant to any agreement or instrument to which the Company is a party or by which the Company or any of its properties or the Assets are bound. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company will not result in any violation by the Company of any law, rule or regulation applicable to the Company or its assets which would have a Material Adverse Effect. The Company is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with, in any material respect, the performance of this Agreement and the Ancillary Agreements. This Agreement is, and each of the Ancillary Agreements to be executed by the Company hereunder on or prior to the Closing Date will be, a valid and binding obligation of the Company

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enforceable in accordance with their respective terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     Section 2.3 FINANCIAL INFORMATION; ABSENCE OF MATERIAL ADVERSE CHANGES. The Company has delivered to Buyer its balance sheets as of December 31 for each of the years 1991 and 1992 and statements of income and cash flows for each of the years in the two-year period ended December 31, 1992, which audited financial statements are accompanied by the unqualified opinion of Deloitte and Touche. Such financial statements, with the notes thereto, are in accordance with the books and records of the Company, and present fairly the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated, in conformity with GAAP. The Company has furnished to Buyer true and complete copies of its unaudited balance sheet as at September 30, 1993 (the "Interim Balance Sheet") and the related statements of income and cash flows for the nine-

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month period then ended (collectively, the "Unaudited Financial Statements").
The Unaudited Financial Statements fairly present, in all material respects, the Company's financial position at the date thereof and its income and changes in financial position or cash flows for the period then ended. Such Unaudited Financial Statements have been prepared in accordance with GAAP, subject only to year-end adjustments consistent with prior practice. Except as disclosed in
Schedule 2.3 hereto, there is no material liability or obligation, fixed or contingent, including, without limitation, any unfunded obligation under any pension plan, any liability for taxes or any liabilities under any Environmental Laws, relating to the Company that is not reflected or reserved against in the Interim Balance Sheet or otherwise disclosed in the notes thereto, other than liabilities incurred in the ordinary course of business after the date thereof. Since the date of the Interim Balance Sheet, there has been no material adverse change in the business, assets, liabilities, obligations, prospects, financial condition or results of operations of the Company and the business of the Company has been conducted in the ordinary course consistent with past practice.

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     Section 2.4  TITLE.  (a) Schedule 2.4 sets forth a complete list of (i) all land, timber producing real property ("Timberland"), easements and rights of way, leasehold estates in land and improvements owned by the Company, and (ii) all leases of real property and mineral rights owned by the Company or to which the Company is a party (collectively with such other real property and interests therein, "Real Property"), and (b) the Company owns no Real Property in fee simple other than such property as is covered in the title insurance policies attached hereto as Schedule 2.4(a).
     Except as disclosed on Schedule 2.4(a) hereto, to Parent and Seller's Knowledge except for Permitted Liens (a) the Company has good title to all of its Assets and Real Property, or any interest therein owned, free and clear of all Liens, except for Permitted Liens, (b) such Real Property is in good condition and conforms in all material respects with all applicable building, zoning, land use and other laws, ordinances, codes, orders and regulations, (c) the use of such Real Property conforms in all material respects with such laws, ordinances, codes, orders and regulations, and all necessary occupancy and other certificates and permits for the
                                       15
lawful use and occupancy thereof and the equipment thereon have been issued, and there are no unrecorded interests, rights, options or instruments affecting the Assets or the Real Property (other than those matters which, individually or in the aggregate, would not have a Material Adverse Effect), (d) the Company owns or has a valid, legal right to use all real property and assets sufficient to carry on the business conducted by it as now conducted (other than those matters which, individually or in the aggregate, would not have a Material Adverse Effect), (e) all notices of violations of law, ordinances, codes, orders or regulations issued by any state, county, municipal or local department having jurisdiction against or affecting any of the Real Property received by the Company have been complied with in all material respects, and (f) the Company has sufficient right of access to the Real Property to carry on the business conducted by it as now conducted.

     Since the effective dates of the Owner's title insurance policies attached hereto as Schedule 2.4, up to the Closing Date the Real Property has not been encumbered by any act of the Company, Parent or Seller in any manner which would reasonably appear as an exception to the coverage of such title insurance policies.

     Section 2.5 FRANCHISES, LICENSES, AGREEMENTS, ETC. To Parent and Seller's Knowledge, the Company is in possession of and operating in substantial compliance with all franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders required to own or lease its respective properties (including, without limitation, to own the Timberland and to assume certain liabilities relating to the Timberland and the Assets) and to permit the conduct of its business, except for those franchises, grants, authorizations, approvals, licenses, permits, easements, consents, certificates and orders (collectively, "Permitted Exceptions") (i) which are administrative in nature and which are expected to be obtained or given in the ordinary course of business after the Closing Date, or (ii) the failure of which to be obtained or given would not individually or in the aggregate have a Material Adverse Effect.

     Section 2.6 CONSENTS. No consent, approval or authorization of or declaration or filing with any Person, other than pursuant to the Hart-Scott-Rodino Anti-

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trust Improvement Act of 1976, is required for the valid execution, delivery and performance by the Company of this Agreement or the Ancillary Agreements.

     Section 2.7 ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the Parent and Seller's Knowledge, threatened against the Company or any properties or rights of the Company by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken pursuant to this Agreement or the Ancillary Agreements or which would be reasonably likely to result in a Material Adverse Effect.

     Section 2.8 COLLECTIVE BARGAINING AGREEMENTS. The Company is not a party to or bound by any collective bargaining agreements.

     Section 2.9 EMPLOYEE BENEFIT PLANS; ERISA. Notwithstanding anything to the contrary in this Agreement, all representations and warranties in this
Section 2.9 with respect to (i) an ERISA Affiliate, as defined below, other than the Company, Seller, or Parent, (ii) a plan sponsored, maintained, contributed to, or to which such an ERISA Affiliate is or was required to contribute, and/or (iii) a multiemployer plan, as defined below, are made to Parent and Seller's Knowledge.

     (a) Schedule 2.9(a) contains a true and complete list of (i) each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to on or prior to the Closing Date by the Company for the benefit of any employee or former employee of the Company and (ii) each (1) "pension plan" (as defined in section 3(2) of ERISA) covered by Title IV of ERISA that provides benefits to any employee or former employee of an ERISA Affiliate (as defined below) and (2) each material "welfare benefit plan" (as defined in Section 3(1) of ERISA) that provides benefits (other than benefits provided pursuant to section 4980B of the Code) to former employees of an ERISA Affiliate that, in either case, on or prior to the Closing Date is sponsored, maintained or contributed to or required to be contributed to by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001 of ERISA (each a "Plan"). Schedule 2.9(a) identifies each Plan that is an "employee benefit plan," as that term is defined in section 3(3) of ERISA (the "ERISA Plans").

     (b) With respect to each Plan that is not a "multiemployer plan" (as defined in section 3(37) of ERISA), the Company has heretofore delivered (or will deliver as soon as practicable after the Closing) to Buyer true and complete copies of each of the following documents:

               (i) if the Plan is in writing, a copy thereof or, if the Plan is not in writing, a written summary of the material terms thereof;

               (ii) a copy of the most recent annual report and actuarial report, if required under ERISA and the most recent report, if any, prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions;

               (iii) a copy of the most recent Summary Plan Description if required under ERISA with respect thereto;

               (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

               (v) the most recent determination letter, if any, received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

     (c) No liability under Title IV of ERISA has been assessed by the Pension Benefit Guaranty Corporation ("PBGC") or by any Plan that is a "multiemployer plan" against the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the PBGC (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each ERISA Plan but also with respect to any material employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the Closing Date.

     (d) Except as provided on Schedule 2.9(a), with respect to each ERISA Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (e) Neither the Company nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

     (f) Except as provided on Schedule 2.9(a), no ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such ERISA Plan ended prior to the Closing Date; and all contributions required to be made by the Company or any ERISA Affiliate to any ERISA Plan (whether pursuant to the terms of such ERISA Plan or otherwise) on or prior to the Closing Date have been timely made.

     (g) Except as provided on Schedule 2.9(a), no ERISA Plan is a multiemployer pension plan, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

     (h) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

     (i)  Each ERISA Plan intended to be "qualified" within the meaning of section 401(a) of the Code has either received a favorable IRS determination letter as to its qualified status or still has a remaining period of time in which to apply for such a determination letter and to make amendments necessary to obtain a favorable determination.

     (j) Except as provided on Schedule 2.9(a), no Plan provides benefits, including without limitation death or medical benefits, with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA).

     (k) Except as provided on Schedule 2.9(a), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to any material severance pay, unemployment compensation or any other material payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any material compensation due any such employee or officer or materially increase the amount of compensation due any such employee or officer.

     (l) Except as provided on Schedule 2.9(a), there are no pending, threatened or anticipated material claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     (m) Except as provided on Schedule 2.9(a), no Plan could result in the payment of amounts by the Company that would be nondeductible for federal income tax purposes under section 280G of the Code, due in whole or in part, to the consummation of the transaction contemplated by this Agreement.

     Section 2.10  ENVIRONMENTAL MATTERS.

     (a) To Parent and Seller's Knowledge, except as set forth in Schedule 2.10(a), the Company is in full compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company of all Environmental Operating Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof. To Parent and Seller's Knowledge, except as set forth in Schedule 2.10(a), the Company has not received any communication (written or oral), whether from a governmental
                                       25
authority, citizens group, employee or otherwise, that alleges that the Company is not in such full compliance, and, to Parent and Seller's Knowledge, there are no present circumstances that may prevent or interfere with such full compliance in the future with existing Environmental Laws as they are presently drafted as of the date hereof. All Environmental Operating Permits currently held by the Company pursuant to the Environmental Laws are identified in Schedule 2.10(a).

     (b) To Parent and Seller's Knowledge, except as set forth in Schedule 2.10(b), there is no Environmental Claim pending or threatened against the Company or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

     (c) To Parent and Seller's Knowledge, except as set forth in Schedule 2.10(c), there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any

Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

     (d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 2.10(d), (ii) all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by the Company are identified in Schedule 2.10(d), (iii) except as set forth in Schedule 2.10(d), there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, and (iv) except as set forth in Schedule 2.10(d), no polychlorinated byphenyls (PCB's) are used or stored at any property owned or leased by the Company.

     (e) Parent and Seller represent and warrant that to Parent and Seller's Knowledge, the information contained in the Environmental Assessment Report prepared by Garrity and Miller dated May 28, 1992 (the "Environmental Assessment Report") is complete and accurate in all material respects and does not omit to state any material fact with respect to any environmental matters relating to the Company.

     Section 2.11  CAPITALIZATION.   The Shares represent all of the issued and
outstanding equity securities of the Company. The Shares have been duly authorized by the Company, have been validly issued and are fully paid, non-assessable and free of preemptive or similar rights, are subject to no Liens and are owned beneficially and of record by Seller. There is no option, warrant, call, convertible security, arrangement, agreement or commitment of any character, whether oral or written, relating to any security of, or phantom security interest in, the Company (other than the Contingent Payments contemplated by this Agreement) and there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of the Company.

     Section 2.12 SUBSIDIARIES. Other than as set forth on Schedule 2.12, the Company has no subsidiaries nor owns or controls directly or indirectly, nor has, at any time since January 1, 1986 owned or controlled, directly or indirectly, any shares of capital stock or other interest in any other corporation, partnership, joint venture or any other enterprise and has no right or obligation to acquire any such capital stock or other interest.

     Section 2.13 BANK ACCOUNTS. Schedule 2.13 sets forth a true and correct list of the names of each bank, savings and loan or other financial institution in which the Company has an account, including cash contribution accounts or safe deposit boxes and the names of all persons authorized to draw thereon or have access thereto.

     Section 2.14 TAX RETURNS AND PAYMENTS. The Company has duly and timely filed (or there has been filed on its behalf) all Tax Returns required to be filed by it as of the date hereof and all such Tax Returns are true, correct and complete in all material respects. The Company has (or others have on its behalf) paid all Taxes due or claimed to be due through the date hereof by any governmental authority levied upon the Company or any of its properties, assets, businesses, income or franchises. Schedule 2.14 sets forth a true, complete and correct list of all Tax Returns to which the Company is party which have not been audited or for which all applicable statutes of limitations have not expired.

     Section 2.15 GOVERNMENTAL APPROVALS. All filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have been made by Parent, Seller and Company and the waiting period under such Act has run with respect to the transactions contemplated by this Agreement.

     Section 2.16 EASEMENTS. Parent and Seller will obtain for the benefit of the Company all easements across real property owned by Parent, Seller or Calumet as the Company or Buyer may reasonably request providing reasonable rights of access to the Real Property, as set forth in the form of easement
attached hereto as Schedule 2.16.   The Company will obtain for the benefit of
Parent and Seller all easements across the Real Property as Parent and Seller may reasonably request providing reasonable rights of access to such real property owned by Calumet.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller that:

     Section 3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

     Section 3.2 AUTHORITY, BINDING EFFECT. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party. Such execution, delivery and performance have been duly authorized by all necessary action on the part of the Buyer and will not contravene the organizational documents of Buyer or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which Buyer is a party or by which Buyer or its properties or assets are bound. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer will not result in any violation by Buyer of any law, rule or regulation applicable to Buyer other than such violations which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer. Buyer is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement or the Ancillary Agreements. This Agreement is, and each Ancillary Agreement to be executed by Buyer on or prior to the Closing Date will be, a valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     Section 3.3 CONSENTS. No consent or waiver of any Person is required for the valid execution, delivery and performance by the Buyer of this Agreement or the Ancillary Agreements, other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and such other consents or waivers the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect with respect to Buyer.

     Section 3.4 TITLE. Buyer is the sole owner of, and has, and will convey to Seller at the Closing, good, valid and marketable title to, all of the Senior

Debentures free and clear of all Liens. Other than as contemplated by this Agreement and the Ancillary Agreements, Buyer is not party to, or bound by, any agreement, instrument, proxy or understanding restricting the transfer of the Senior Debentures.

     Section 3.5 INVESTMENT REPRESENTATION. Buyer is acquiring the Shares for its own account with no present intention of reselling or otherwise distributing the same or participating in a distribution of same except pursuant to an offering of Shares duly registered under the Act and applicable state securities laws, or under other circumstances that, in the opinion of counsel for the Buyer at the time, would not require registration of the Shares under the Securities Act. Buyer acknowledges that it has been advised and is aware that (i) Seller is relying upon an exemption under the Act predicated upon Buyer's representations and warranties contained in this Section 3.5 in connection with the offer and sale of the Shares pursuant to this Agreement and (ii) the Shares in the hands of Buyer will be restricted stock within the meaning of Rule 144 promulgated pursuant to the Act and unless, and until, registered under the Act, may be subject to limitations upon its resale (in-cluding, among others, pertinent requirements of Rule 144 and limitations on the amount of stock that can be resold and the time of resale) set forth in Rule 144 or in administrative interpretations by the Securities and Exchange Commission, or in other rules and regulations promulgated thereunder by the Securities and Exchange Commission, in effect at the time of the proposed sale or other disposition of the Shares.

     Section 3.6. ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to Buyer's knowledge after reasonable inquiry, threatened against Buyer or any of its properties or rights by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken pursuant hereto or thereto which could reasonably be expected to have a Material Adverse Effect with respect to Buyer in connection with the transactions contemplated herein.

     Section 3.7 NO RELIANCE. Buyer possesses the level of sophistication requisite to its determination to enter into the transactions contemplated hereby and has based such determination upon its own independent inves-tigation as to the financial and other merits of such transactions and not in reliance upon the accuracy or completeness of any financial information, documents or other information, written or oral, other than the representations and warranties contained in Articles II, IV and V hereof, provided to Buyer by Parent, Company and Seller.

     Section 3.8 ENVIRONMENTAL MATTERS. Buyer acknowledges that Seller has provided Buyer with a copy of the Environmental Assessment Report and that Buyer has read and is familiar with the findings of such Environmental Assessment Report.

     Section 3.9 GOVERNMENTAL APPROVALS. All required governmental filings with respect to the transactions contemplated by this Agreement have been made, all applicable waiting periods including those under the Hart-Scott-Rodino Antitrust Improvements Act have run, and all requisite governmental approvals for the consummation of the transactions contemplated hereby have been granted.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PARENT AND
                          SELLER WITH RESPECT TO SELLER

     Parent, with respect to Seller, and Seller, with respect to itself, hereby, jointly and severally represent and warrant to Buyer that:

     Section 4.1 ORGANIZATION. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of California.

     Section 4.2 AUTHORITY, BINDING EFFECT. Seller has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party. Such execution, delivery and performance have been duly authorized by all necessary action on the part of Seller and will not contravene the certificate of incorporation or by-laws of Seller or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which Seller is a party or by which Seller or its properties or assets are bound. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party will not result in any violation by Seller of any law, rule or regulation applicable to Seller other than such violations which would not, individually or in the aggregate, have a Material Adverse Effect. Seller is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement or the Ancillary Agreements. This Agreement is, and each of the Ancillary Agreements to be executed by Seller on or prior to the Closing Date will be, a valid and binding obligation of Seller enforceable in accordance with their respective terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     Section 4.3 CONSENTS. No consent or waiver of any Person is required for the valid execution, delivery and performance of this Agreement and the Ancillary Agreements other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and such other consents or waivers the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect. No consent or waiver of any party to any Contract to which Seller is a party or by which it is bound is required for the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements other than those which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 4.4 TITLE TO SHARES. Seller is the record and beneficial owner of, and has, and will convey to Buyer at the Closing, good, valid and marketable title to, all of the Shares free and clear of all Liens. Other than as contemplated by this Agreement and the Ancillary Agreements, Seller is not party to, or bound by, any agreement, instrument, proxy or understanding restricting the transfer of the Shares.

     Section 4.5 ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to Seller's Knowledge, threatened against Seller or any of its properties or rights by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken pursuant hereto or thereto which could reasonably be expected to have a Material Adverse Effect or impair or restrict the Seller's ability to perform its obligations hereunder or thereunder.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Buyer that:

     Section 5.1 ORGANIZATION. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

     Section 5.2 AUTHORITY, BINDING EFFECT. Parent has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party. Such execution, delivery and performance have been duly authorized by all necessary action on the part of Parent and will not contravene the certificate of incorporation or by-laws of Parent or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which Parent is a party or by which Parent or its properties or assets are bound. The execu-tion, delivery and performance by Parent of this Agreement and the Ancillary Agreements to which it is a party will not result in any violation by Parent of any law, rule or regulation applicable to Parent other than such violations which would not, individually or in the aggregate, have a Material Adverse Effect. Parent is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement or the Ancillary Agreements. This Agreement is, and each of the Ancillary Agreements to be executed by Parent on or prior to the Closing Date will be, a valid and binding obligation of Parent enforceable in accordance with their respective terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     Section 5.3 CONSENTS. No consent or waiver of any Person is required for the valid execution, delivery and performance of this Agreement and the Ancillary

Agreements other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and such other consents or waivers the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect. No consent or waiver of any party to any Contract, to which Parent is a party or by which it is bound is required for the execution, delivery and performance by Parent of this Agreement and the Ancillary Agreements other than those which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 5.4 ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to Parent's knowledge, threatened against Parent or any of its properties or rights by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement or the Ancillary Agreements or any action taken or to be taken pursuant hereto or thereto which could reasonably be expected to have a Material Adverse Effect.

     Section 5.5 FAIRNESS OPINION. Parent has obtained from an investment banking firm reasonably satisfactory to Parent an opinion (the "Fairness Opinion") as to the Fairness, from a financial point of view, of the terms of the transactions contemplated hereby to Parent, in form and substance reasonably satisfactory to Parent.


                                   ARTICLE VI
                               COVENANTS OF BUYER

     Buyer will, from and after the Closing Date, do the following:

     Section 6.1  EXPERTS.  Buyer agrees that, other than as permitted by
Section 1.5(e), for the period commencing as of the date hereof and ending twelve months after the Closing Date, Buyer will not (without Seller's prior written consent which will not unreasonably be withheld) solicit or enter into any formal or informal agreement or understanding with any of William M. Steigerwaldt, Steigerwaldt Land Services, Inc., or Houlihan Lokey Howard & Zukin for the purpose of Buyer or any of its Affiliates receiving advice or services from or the employment of any of them.

     Section 6.2 SETTLEMENT ACCOUNTS. Buyer will ensure that the Company pays to Seller, within five Business Days after its receipt of an itemized invoice (including supporting documentation) therefor, all reason-able charges, costs and expenses (including pension plan fundings) incurred in the ordinary course of business, consistent with past practice, by Seller or its Affiliates on the Company's behalf from the Closing Date through December 31, 1993. Buyer will not be liable for any payments to Seller pursuant to this
Section 6.2 which exceed $100,000 in the aggregate.

     Section 6.3 MANAGEMENT SERVICES. Buyer will procure for a period of 3 years after the Closing Date the provision to Calumet of the services of the Company set forth on Schedule 6.3 to the extent of and consistent with prior practice on such terms and conditions as may be mutually agreed upon by Calumet and the Company; PROVIDED, HOWEVER, that Buyer's obligation to procure such services under this Section 6.3 will cease upon the earlier to occur of (i) the ownership by Parent or its Affiliates, directly or indirectly, of less than a majority of the common stock of Calumet and (ii) the ownership by Buyer its Affiliates, directly or indirectly, of less than a majority of the common stock of the Company. Parent and Seller agree to indemnify and hold the Company and Buyer harmless from any claims, demands, losses or other liabilities, including as a result of any Environ-mental Claim, arising from or related to the Company's provision of the services specified in the preceding sentence other than those which result from the intentional acts or gross negligence of persons controlled by the Company or Buyer.


                                   ARTICLE VII
                              DELIVERIES AT CLOSING

     At the Closing, the parties will deliver the following documents or such documents in substitution therefor as are satisfactory to the recipient:

     Section 7.1  DELIVERIES BY SELLER.  Seller will deliver to Buyer:

          (a) Stock certificates representing all of the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer with all necessary stock transfer and other documentary stamps attached, and any other documents that are necessary to transfer to Buyer good title to all the Shares free and clear of all Liens.

          (b) The minute books, stock transfer books and corporate seals of the Company.

          (c) Certified copies of the resolutions, duly adopted by the respective Boards of Directors of Parent, Seller and the Company, and the written consent of Seller as the sole stockholder of the Company, that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements.

          (d)  The Ancillary Agreements, duly executed by the Seller.

          (e) The resignation of (i) each director of the Company and (ii) each officer of the Company who will not be an officer of Seller or its Affiliates after the Closing Date.

          (f) Owner's title insurance policies issued to the Company as of the effective date of the title insurance policies attached hereto as Schedule 2.4(a), in the amount of $65,000,000, insuring good title to the Real
Property (other than leases) free and clear of all liens, encumbrances, restrictions and easements, except the Permitted Liens. If available, Seller shall fully cooperate with Buyer and the title insurance company issuing the Owner's policies to obtain (on a post-Closing basis) a "non-imputation" endorsement in favor of the Buyer.

          (g) Such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Buyer.

          Section 7.2  DELIVERIES BY BUYER.  Buyer will deliver to Seller:

          (a) The Senior Debentures accompanied by all bond powers duly executed in blank, with all necessary bond transfer and other documentary stamps attached.

          (b) Certified copies of resolutions, duly adopted by the Board of Directors of Buyer that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements.

          (c)  The Ancillary Agreements, duly executed by Buyer.

          (d) Such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Seller.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     Section 8.1  INDEMNIFICATION.

     (a) Parent and Seller, jointly and severally, will indemnify, defend and hold harmless the Buyer, Persons controlling, controlled by, and under common control with the Buyer, and the respective directors, officers and employees of each of the foregoing Persons, from and against any and all claims, demands or suits by any Person, losses, liabilities, damages, obligations, payments, costs and expenses, paid or incurred, whether or not relating to, resulting from or arising out of any Third Party Claim (as defined in Section 8.2 hereof) (including, without limitation, the reasonable costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees in connection therewith) (individually and collectively "Indemnifiable Losses") relating to, resulting from or arising out of:

          (i) any breach of any representation or warranty of the Parent or Seller contained in or made pursuant to this Agreement or any Ancillary Agree-ment or any facts or circumstances constituting such a breach; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained herein, claims for indemnification, whether pursuant to a Third Party Claim or a Direct Claim, may be made under this Article VIII for breaches or inaccuracies of the representations, warranties and statements contained in Sections 2.4, 2.9, 2.10 and 2.14 without regard to any statement contained therein limiting such representation, warranty or statement to Parent and Seller's Knowledge;

          (ii) any breach of any covenant or agreement of Parent or Seller contained in this Agreement;

          (iii) any ERISA Plan or any of the Plans, notwithstanding the disclosure set forth on Schedule 2.3 hereto; PROVIDED; HOWEVER, that this indemnification shall not apply to any Indemnifiable Losses relating to coverage provided at Buyer's request under the Seller's ERISA Plans or Plans on and after the Closing Date;

          (iv) (A) any pollution or threat to human health or the environment that is related in any way to the Company or any previous owner's or operator's management, use, control, ownership or operation of the Real Property Assets or business including, without limitation, all on-site and off-site releases of Materials of Environmental Concern, that occurred, existed, or arise out of condition or circumstances that occurred or existed, or were caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in Schedules 2.10(a), (b), (c), or (d); or

               (B) any Environmental Claim for releases of Materials of Environmental Concern prior to the Closing Date against any person or entity whose liability for such Environmental Claim the Company has or may have assumed or retained either contractually or by operation of law.

     (b) The Buyer will indemnify, defend and hold harmless the Seller and its Affiliates from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any breach of any of the representations, warranties, covenants or agreements of the Buyer contained in this Agreement. The Company will indemnify and hold harmless the Seller and its Affiliates from and against any and all Environmental Claims related to the use, control, ownership or operation of the Real Property or Assets after the Closing Date and all on-site and off-site releases of materials of Environmental Concern after the Closing Date.

     (c) For purposes of this Agreement, "Indemnity Payment" will mean any amounts of Indemnifiable Losses required to be paid pursuant to this Section 8.1.

     (d) For purposes of this Agreement, "Indemnitee" will mean any Person or group entitled to indemnification under this Agreement.

     (e) For purposes of this Agreement, "Indemnifying Party" will mean any Person or group required to provide indemnification under this Agreement.

     Section 8.2  DEFENSE OF CLAIMS.

     (a) If an Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person or group who is not a party to this Agreement or who is not an Indemnitee hereunder (a "Third Party Claim") against such Indemnitee, with respect to which any Indemnifying Party is obligated to provide indemnification under Section 8.1 of this Agreement, the Indemnitee will give each such Indemnifying Party prompt written notice thereof. Such notice will describe the Third Party Claim in reasonable detail, and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. Each Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, which counsel will be reasonably satisfactory to the Indemnitee, and the Indemnitee will, to the extent requested, cooperate in good faith in such defense; PROVIDED, HOWEVER, that the Indemnitee may at its own expense retain separate counsel to participate in such defense.

     (b) If within 10 calendar days after an Indemnitee receives written notice from an Indemnifying Party that such Indemnifying Party has elected to assume the defense of any Third Party Claim, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; PROVIDED, HOWEVER, that if the Indemnifying Party fails to take reasonable steps necessary to defend such Third Party Claim within 30 calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for any reasonable expenses therefore. Notwithstanding anything contained herein to the contrary, the Indemnitee will have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such action or proceeding if in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnifying Party and the Indemnitee that would make such separate representation advisable.

     Without obtaining a complete and unconditional release of the Indemnitee from any further liability in respect of such claim, the Indemnifying Party will not enter into any settlement of any Third Party Claim without the consent of the Indemnitee, which will not be unreasonably withheld.

     In the event that any Indemnifying Party does not elect to assume the defense of any Third Party Claim in accordance with this Section 8.2, such Indemnifying Party will be obligated as provided in Section 8.2 for all costs of defense of the Indemnitee.

     (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party claim (a "Direct Claim") will be asserted by giving each Indemnifying Party prompt written notice thereof, and each Indemnifying Party will have a period of 30 calendar days within which to respond to such Direct Claim. If any Indemnifying Party does not so respond within such 30 calendar day period, such Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under any applicable laws, subject to the terms of this Agreement, including, without limitation, the enforcement of the Indemnitee's rights under this Agreement.

     (d) A failure to give timely notice as provided in this Section 8.2 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the defense of any claim is materially and adversely affected or any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or incurred an obligation or liability which otherwise would have been avoided.

     (e) Upon making any Indemnity Payment, the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the Indemnity Payment relates; PROVIDED, HOWEVER, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss, and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment is hereby made expressly subordinated and sub-jected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

     Section 8.3 LETTER AGREEMENT PAYMENT. Buyer agrees to indemnify and hold harmless Seller or Parent, for two years from the Closing Date, for any obligation either of them may have for the $500,000 payment which may become due under the Letter Agreement, dated September 1, 1993, between the Company and Robert Grasseschi, attached hereto as Schedule 8.3; PROVIDED, HOWEVER, that Buyer shall in no event be liable for any payments in connection with such Letter Agreement which aggregate in excess of $500,000.

     Section 8.4 TAX RETURNS. Seller will prepare and file or cause to be prepared and filed on a timely basis all Tax Returns required to be filed by or with respect to the Company for all taxable periods ending on or before the Closing Date and will pay or cause to be paid, and will indemnify and hold Buyer and the Company harmless from and against (i) all Taxes of or attribut-able to the Company for all taxable years or taxable periods or portions thereof ending on or before the Closing Date which were not paid prior to the Closing Date; (ii) all Taxes for all taxable years or periods of all members of all affiliated groups (within the meaning of Section 1504(a) of the Code or similar provisions of other law) of which the Company is or has ever been a member prior to the Closing Date; and (iii) all additional Indemnifiable Losses attributable to the Taxes described in (i) and (ii) of this Section 8.4; PROVIDED, HOWEVER, that the Company will be responsible for any and all state and local taxes properly assessed against the Company which have customarily and regularly been paid by the Company prior to the Closing Date, which taxes may include, but are not limited to, income, franchise and sales taxes, for the period commencing January 1, 1993 and ending on or after the Closing Date, and the Company will promptly reimburse Seller or Parent for any such taxes which are paid by Seller on behalf of the Company. The Company will be responsible for all Taxes in respect of the Company for periods commencing after the Closing Date. Seller and Parent will be responsible for all

Federal taxes in respect of the Company for periods prior to and including the Closing Date.

     Section 8.5 TAX REFUNDS Any Tax refunds to which the Company is entitled (together with interest thereon if any) shall be the property of Seller to the extent Seller is required to bear such taxes pursuant to Section 8.4 and will be paid to Seller promptly upon receipt thereof by the Company, Buyer or their respective Affiliates. All other Tax refunds shall be the property of the Company and the Buyer, as the case may be.

     Section 8.6 SERVICES INDEMNITY. Notwithstanding anything to the contrary contained in this Article VIII or elsewhere in this Agreement, from and after the Closing Date, Parent and Seller will indemnify, defend and hold harmless Buyer, the Company and their respective Affiliates from and against any and all fines, claims, demands or suits by any Person, losses, liabilities, damages, obligations, payments, costs and expenses, paid or incurred, which relate to the failure to make any filing with any Person which relates to the Company, the Assets or the Real Property, and which was required to have been made prior to the Closing Date.

     Section 8.7 TERMINATION OF TAX SHARING AGREEMENTS. Subject to the indemnification obligations of Parent and Seller set forth in this Article VIII, as of the date hereof, all agreements, whether written or oral, express or implied, between the Company, the Seller and any of the Seller's Affiliates, relating to the sharing and reimbursement of taxes shall be terminated with no further amount to or from the Company with respect thereto.

                                   ARTICLE IX
                     MISCELLANEOUS PROVISIONS AND AGREEMENTS

     Section 9.1 CONFIDENTIALITY. After the date hereof and prior to the Closing, no party to this Agreement will directly or indirectly make or cause to be made any public announcement or disclosure, or issue any notice with respect to this Agreement or the transactions contemplated hereby without advising the other parties hereto and providing such parties with a reasonable opportunity to comment thereon.

     Section 9.2 EXPENSES. Seller will bear its own and the Company's expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by the Company or the Seller, in connection with this Agreement and the transactions contemplated hereby, except as otherwise expressly provided herein. Buyer will bear its own expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by Buyer in connection with this Agreement and the transactions contemplated hereby, except as otherwise expressly provided herein.

     Section 9.3 NOTICES. All notices, requests, demands and other communications made hereunder will be in writing and will be deemed duly given if delivered or sent by facsimile transmission, telex or registered or certified mail, postage prepaid, as follows, or to such other address or Person as any party may designate by notice to the other parties hereunder:

     If to Seller:

               Koll Real Estate Group, Inc.
               4343 Von Karman Avenue
               Newport Beach, California 92660
               Attention:  Raymond J. Pacini
               Telephone:     714-833-3030
               Fax:           714-261-6550

          with a copy to:

               Brobeck, Phleger & Harrison
               4675 MacArthur Court
               Suite 1000
               Newport Beach, California 92660
               Attention:  Gregory W. Preston, Esq.

               Telephone:     714-752-7535
               Fax:           714-752-7522

     If to Buyer:

               Libra Invest & Trade Ltd.
               c/o Alan Lowe & Company
               46, Queen Anne Street
               London, W1M 9 LA
               England
               Attention:  Alan Lowe, Esq.
               Telephone:     011-44-71-486-1935
               Fax:           011-44-71-935-2644

          with a copy to:

               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New  York, New York 10022
               Attention:  Mark N. Kaplan, Esq.
               Telephone:     212-735-3800
               Fax:           212-735-2000

     If to the Company:

               Lake Superior Land Company
               101 Red Jacket Road
               Calumet, Michigan 49913
               Attention:  Robert P. Grasseschi
               Telephone:     906-337-0202
               Fax:           906-337-5467

          with copies to:

               Brobeck, Phleger & Harrison
               4675 MacArthur Court
               Suite 1000
               Newport Beach, California 92660
               Attention:  Gregory W. Preston, Esq.
               Telephone:     714-752-7535
               Fax:           714-752-7522;

               Libra Invest & Trade Ltd.
               c/o Alan Lowe & Company
               46, Queen Anne Street
               London, W1M 9 LA
               England
               Attention:  Alan Lowe, Esq.
               Telephone:     011-44-71-486-1935
               Fax:           011-44-71-935-2644; and

               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, New York 10022
               Attention:  Mark N. Kaplan, Esq.
               Telephone:     212-735-3800
               Fax:           212-735-2000

     Section 9.4 AMENDMENTS; TERMINATION. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein will be effective unless evidenced by an instrument in writing duly executed by the proper party.

     Section 9.5 ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party or assumed by any party's successor in interest without the written consent of the other parties hereto.

     Section 9.6 ENTIRE AGREEMENT. This Agreement and the exhibits attached hereto, the Schedules delivered pursuant hereto and the other writings identified herein or contemplated hereby contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and writings. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in two or more counterparts, and all such counterparts will constitute one and the same instrument.

     Section 9.7 APPLICABLE LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof.

     Section 9.8 SURVIVAL. The representations, warranties, covenants, indemnities and agreements contained in or made pursuant to this Agreement or in any Ancillary Agreement (including any exhibit, certificate, document or statement delivered pursuant hereto or thereto) will survive the Closing and any investigation conducted by any party or any information which any party may have as of the date hereof or from time to time until the completion by Buyer of its second audit of the Company; PROVIDED, HOWEVER, that the representations, warranties and agreements contained in (i) Section
2.10 and Article VIII will survive for a period of twenty years, and (ii) Sections 2.1, 2.2, 2.4, 2.5, 2.6, 2.9, 2.14, 9.2 and in Articles IV and V will terminate only upon the expiration of all applicable statutes of limitations.

     Section 9.9 FURTHER ASSURANCES. Parent, Seller, Buyer and the Company will use their commercially reasonable efforts to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, Parent, Seller and Buyer will reasonably cooperate, and will cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

     No sale of KREG Shares will be made within 182 days of the date on which the shares of Series A Convertible Preferred Stock of Parent ("Preferred Stock") may be converted into KREG Shares unless Buyer obtains a "no action" letter from the Staff of the Securities and Exchange Commission to the effect that the convertability of the Preferred Stock into KREG Shares will not create a violation of Section 16(b) of the Securities Exchange Act of 1934, Buyer will do its best promptly to obtain such no action letter, and will promptly notify Parent when such no action letter is approved or rejected.

     Section 9.10 BROKERS. Parent, Seller and the Company will, jointly and severally, defend, indemnify and hold Buyer harmless against and Buyer will defend, indemnify and hold Parent, Seller and the Company harmless against any commissions, finder's fee, consultant's fee or similar claims relating to the transactions contemplated hereby or by the Ancillary Agreements by any Person or entity engaged by them respectively.

     Section 9.11 PROVISION OF SERVICES. Parent, and Seller will provide the Company, and the Company will provide Parent and Seller, for a period of one year after the Closing Date, such services as the parties hereto may reasonably require upon such terms and conditions as the parties may reasonably agree.

     Section 9.12 WAGE REPORTING. Pursuant to the standard procedure prescribed by Section 4 of Revenue Procedure 84-77, (i) Seller and the Company will report on a "predecessor-successor" basis with respect to employees of Seller who are employed by Buyer after the Closing Date, (ii) Seller will perform all reporting duties for the wages and other compensation it paid, (iii) Seller will act as the Company's agent for purposes of reporting the payments of wages and other compensation made by the Company from the Closing Date until December 31, 1993 (and Seller will make an adequate disclosure of this arrangement on the returns that are filed), (iv) the Company will be responsible for providing all funds that accompany the returns filed by Seller while acting as the agent for the Company and (v) Seller and the Company will work in good faith to adopt similar procedures under applicable state or local laws. The parties shall cooperate with each other in exchanging such information as is necessary to implement the foregoing and in preparing filings and forms relating to these procedures.

     Section 9.13 UNEMPLOYMENT COMPENSATION. If requested by the Company, the Company and Seller shall jointly make application to the appropriate state agencies to transfer to the Company Seller's unemployment compensation experience rating for all employees of the Company as of the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        KOLL REAL ESTATE GROUP INC.

                                        By: /s/
                                            -----------------------------------
                                        Name:     Raymond J. Pacini
                                        Title:    Chief Financial Officer

                                        LIBRA INVEST & TRADE LTD.

                                        By: /s/
                                            -----------------------------------
                                        Name:     Alan Lowe
                                        Title:    Director

                                        SIGNAL PROPERTIES

                                        By: /s/
                                            -----------------------------------
                                        Name:     Raymond J. Pacini
                                        Title:    Vice President

                                        LAKE SUPERIOR LAND COMPANY

                                        By: /s/
                                            -----------------------------------
                                        Name:     Robert P. Grasseschi
                                        Title:    President

                                     ANNEX A
                                   DEFINITIONS

     "ACT" is defined in Section 1.4.

     "AFFILIATE" means with respect to any specified Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

     "ALLOWABLE FEES" is defined in Section 1.5(a).

     "ANCILLARY AGREEMENTS" means the Voting Agreement, dated as of the date hereof, among Buyer, Parent and Gallant Overseas, Inc., the Custody Agreement and the Easement Agreements.

     "ASSETS" means all of the Company's property and assets of every kind, nature and description, personal or mixed, tangible or intangible and wherever situated but excluding Real Property.

     "BUSINESS DAY" means any day (other than a Saturday or Sunday) on which banks are permitted to be open and transact business in The City of New York.

     "BUYER NET PROCEEDS" is defined in Section 1.5(a).

     "CALUMET" means Calumet Real Estate, Inc., a Delaware corporation.

     "CASH CONSIDERATION" is defined in Section 1.5(d).

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMPANY" is defined in the recital.

     "CONTINGENT PAYMENT" is defined in Section 1.5.

     "CONTRACTS" means all agreements or understandings, whether written or oral, including, without limitation, all mortgages, indentures, notes, guarantees, leases, purchase agreements and sale agreements.

     "EASEMENT AGREEMENT" means (i) the Grant of Easement for Roadway and Utility Purposes, dated December 17, 1993 between the Company, as Grantor, and Calumet, as Grantee, and (ii) the Grant of Easement for Roadway and Utility Purposes, dated December 17, 1993 between the Company, as Grantee, and Calumet, as Grantor.

     "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environmental, of any Material of Environmental Concern at any location, whether or not owned or operated by Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ENVIRONMENTAL OPERATING PERMITS" means any permit, license, or other governmental approval required pursuant to the Environmental Laws which authorizes or regulates the handling, treatment, storage or discharge of Materials of Environmental Concern to air, surface water, ground water or land.

     "INDEMNIFIABLE LOSSES" is defined in Section 8.1.

     "GAAP" means generally accepted accounting principles consistently applied.

     "KREG SHARES" is defined in Section 1.5.

     "LIENS" means all mortgages, pledges, security interests, liens, charges, options, conditional sales agreements, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances of any nature whatsoever.

     "MACHINERY AND EQUIPMENT" means all machinery and equipment, wherever located, used or held for use in the conduct of the business of the Company.

     "MARKETABLE SECURITIES" means readily marketable investment grade securities (debt or equity) issued by domestic corporations, partnerships or other entities.

     "MATERIAL ADVERSE EFFECT" is defined in Section 2.1.

     "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

     "NET PROCEEDS" means the aggregate proceeds of any Triggering Event, Affiliate Transaction or Subsequent Transaction, as the case may be, received by Buyer, net of the reasonable costs relating to such Triggering Event, Affiliate Transaction or Subsequent Transaction, including, without limitation, Allowable Fees, legal, accounting and investment banking fees, and sales commissions, transfer or sales taxes paid or payable as a result thereof (but excluding taxes in respect of income), amounts required to be applied to the repayment of any indebtedness secured by a Lien on any assets sold pursuant to any such transaction and any reserve for adjustment in respect of the sale price of any such assets, but only until such time as any such reserve is released to Buyer or its Affiliates.

     "PARENT'S KNOWLEDGE" means the actual knowledge of Parent's officers and directors without independent investigation; PROVIDED, HOWEVER that Parent's knowledge, with respect to the Company shall be limited to the information and representations set forth in the certificate signed by Robert P. Grasseschi which Buyer has prepared and received on the Closing Date, and upon which certificate Parent has relied, with Buyer's consent, for the purposes of giving the representations and warranties with respect to the Company that are set forth in this Agreement, PROVIDED that no officer or director of the Parent has any actual knowledge to the contrary or inconsistent therewith to any material extent.

     "PERMITS" means all permits, filings, licenses, approvals, franchises, grants, easements, consents, certificates, orders and other authorizations used or held by the Company.

     "PERMITTED EXCEPTIONS" is defined in Section 2.5.

     "PERMITTED LIENS" means (i) such defects, claims, liens, encumbrances or statements of facts as are set forth in the Owner's title insurance policies, attached hereto as part of Schedule 2.4 of (a) the Associated Peninsula Title & Abstract Corp., Crystal Falls, Michigan, with respect to the Real Property located in Wisconsin, issued pursuant to the title insurance commitment of the Commonwealth Land Title Insurance Company ("Commonwealth"), effective January 26, 1993 and (b) the Copper Range Abstract & Title Co., Houghton, Michigan, with respect to the Real Property located in Michigan, issued pursuant to the title insurance commitment of

Commonwealth, effective January 26, 1993, (ii) such other defects, claims, liens, encumbrances or statements of fact existing as of the date hereof which, individually or in the aggregate, would not have a Material Adverse Effect,
(iii) Liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith and for which adequate reserves have been taken, (iv) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar Liens arising or incurred in the ordinary course of business, (v) any defect, claim, encumbrance or other matter created, caused or agreed to by Buyer, or which arises after the Closing Date and is not cause by Seller, (vi) any law, ordinance, statute or governmental regulation (including, without limitation, building and zoning ordinances) regulating, restricting or prohibiting the occupancy, use or enjoyment of the Real Property,
(vii) the lien granted to, and any mortgage or other document in favor of Continental Bank, National Association in connection with the State Treasurer of the State of Michigan, et al, dated as of January 26, 1993, including, without limitation, (a) the Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, dated as of

January 26, 1993, relating to the Real Property located in the state of Michigan, and (b) the mortgage granted to Continental Bank, National Association pursuant to the Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, dated as of January 26, 1993, relating to the Real Property located in the state of Wisconsin (the sum secured by the Mortgages described in (a) and (b) herein and all other documents or instruments securing the referenced lien is in the original principal amount of $45,000,000).

     "PERSON" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust or other entity.

     "PRIOR AFFILIATE OF SELLER" means (i) any executive Officer or Director of Seller and their respective Affiliates; (ii) any corporation, partnership or other entity of which either of them is an officer, director, equity owner, a partner or an Affiliate; or (iii) the officers, directors, partners or Affiliates of any such entity.

     "PURCHASE PRICE" is defined in Section 1.3.

     "REAL PROPERTY" is defined in Section 2.4.

     "PARENT AND SELLER'S KNOWLEDGE" means Parent's Knowledge and Seller's Knowledge.

     "SELLER'S KNOWLEDGE" means the actual knowledge of the directors and officers of Seller without independent investigation; PROVIDED, HOWEVER, that Seller's knowledge, with respect to the Company shall be limited to the information and representations set forth in the certificate signed by Robert
P. Grasseschi which Buyer has prepared and received on the Closing Date, and upon which certificate Seller has relied, with Buyer's consent, for the purposes of giving the representations and warranties with respect to the Company that are set forth in this Agreement, PROVIDED that no officer or director of Seller has any actual knowledge to the contrary or inconsistent therewith to any material extent.

     "SENIOR DEBENTURES" means $42,443,523 in aggregate principal amount, as of September 15, 1993, plus all accrued interest thereon to the Closing Date (including any such interest paid or payable in the form of additional Senior Debentures), of 12% Senior Subordinated Pay-In-Kind Debentures due March 15, 2002 of Parent (issued under its former name, The Bolsa Chica Company) owned by Buyer and issued pursuant to an Indenture between Parent and First Trust National Association, as Trustee, dated July 15, 1992.

     "TAXES" means all taxes, charges, duties, fees, levies or other assessments, including but not limited to income, excise, property, sales, franchise, withholding, social security and unemployment taxes, imposed by the United States, any possession thereof, any state, county, local or foreign government, or any subdivision or agency of any of the foregoing, and any interest, penalties or additions to tax relating to such taxes, charges, duties, fees, levies or other assessments.

     "TAX RETURNS" means all returns, reports and declarations relating to Taxes which are or have been required to be filed by the Company.

     "TIMBERLAND" is defined in Section 2.4(b).

     "TRIGGERING EVENT" is defined in Section 1.5.

                                     ANNEX B

                                LIST OF SCHEDULES


Schedule Number               Title
- ---------------               ----
2.3                 Absence of Material Adverse Changes
2.4                 Real Property and Title Reports
2.4(a)              D&P Title Exceptions
2.9(a)              Employee Benefit Plans
2.10(a)             Compliance with Environmental Law
2.10(b)             Environmental Claims
2.10(c)             Material of Environmental Concern
2.10(d)             Disposal Locations
2.12                Subsidiaries
2.13                Bank Accounts
2.14                Tax Returns
2.16                Seller Real Property
6.3                 Calumet Management Services
8.3                 Letter Agreement


                                    EXHIBIT A

                                CUSTODY AGREEMENT

                                    EXHIBIT B
                          REGISTRATION INDEMNIFICATION

     Parent will indemnify Buyer and hold Buyer harmless and each person, if any, that controls Buyer within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended, and the respective agents, employees, officers and directors of Buyer or any such controlling person from and against any and all losses, claims, damages, judgments, liabilities and expenses (including the fees and expenses of counsel and other expenses in connection with investigating, defending or settling any such action or claim) as they are incurred arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the KREG Shares (including any amendments thereof or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.


                                       B-1